EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2006, relating to the consolidated financial statements of Intrepid Technology and Resources, Inc. included in the Annual Report on Form 10-KSB for the year ended June 30, 2006.

JONES SIMKINS, P.C.
Logan, Utah
October 19, 2006